SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM 8-A/A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) OR (g) OF THE
                SECURITIES AND EXCHANGE ACT OF 1934

                           AMENDMENT NO. 2


                           CRIIMI MAE INC.
       (Exact name of registrant as specified in its charter)

         Maryland                                  52-1622022
   (State or other jurisdiction                (I.R.S. Employer
of incorporation or organization)              Identification No.)


       11200 Rockville Pike
       Rockville, Maryland                            20852
(Address of principal executive offices)            (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                      Name of each exchange on which
     to be so registered                      each class is to be registered
Preferred Stock Purchase Rights                  New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:

                                   None
                             (Title of Class)

Explanatory Note: This Amendment No. 2 amends the Registration Statement on
Form 8-A of CRIIMI MAE Inc. (the "Company") filed with the Securities and Exchange Commission ("SEC") on January 25, 2002, as amended by Amendment No. 1 thereto filed with the Securities and Exchange Commission on June 13, 2002 (as so amended, the "Registration Statement") made in connection with the Company's listing of the Preferred Stock Purchase Rights on the New York Stock Exchange.

     This Amendment No. 2 is being filed to amend the first sentence of the definition of "Acquiring Person" defined in Section 1(a) of the Rights
Agreement, and include as an exhibit to the Registration Statement the Second Amendment to Rights Agreement dated as of November 14, 2002 (the "Second Amendment").

Item 1.  Description of Securities to be Registered

     Effective as of November 14, 2002, the Company and the Rights Agent entered into a Second Amendment to Rights Agreement. Pursuant to the Second Amendment, the definition of "Acquiring Person" defined in Section 1(a) of the Rights Agreement has been amended by inserting the following clause (vi) in full at the end of the first sentence of the definition of "Acquiring Person":

      , and (vi) Brascan Real Estate Financial Investments LLC, a Delaware limited liability company ("Brascan"), unless and until such time as Brascan becomes the Beneficial Owner of Common Shares other than (a) Common Shares received pursuant to the Investment Agreement dated as of November 14, 2002 between the Company and Brascan, and (b) Common Shares received pursuant to a stock dividend on, or subdivision of, the Common Shares received pursuant to such Investment Agreement.

     The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of (a) the Rights Agreement, which is attached as Exhibit 4 to the Registration Statement and incorporated herein by reference, (b) the Amended and Restated First Amendment to Rights Agreement attached as Exhibit 4.1 to the Form 8-A/A filed by the Company on June 13, 2002, and incorporated herein by reference, and (c) the Second Amendment to Rights Agreement attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2.  Exhibits

     Item 2 of the Registration Statement is hereby amended by adding the following new exhibit.

Exhibit No.       Description

4.2 Second Amendment to Rights Agreement, dated as of November 14, 2002 between CRIIMI MAE Inc. and Registrar and Transfer Company, as Rights Agent.

                                 SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        CRIIMI MAE INC.


                                        /s/William B. Dockser
                                        -----------------------------------
                                        Name:    William B. Dockser
                                        Title:   Chairman of the Board



Dated: November 15, 2002

                              EXHIBIT INDEX


Exhibit No.       Description

4.2               Second Amendment Rights  Agreement,  dated as of
                  November 14, 2002 between CRIIMI MAE Inc. and Registrar and Transfer Company, as Rights Agent.